UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2021

LIMBACH HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36541	46-5399422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1251 Waterfront Place, Suite 201, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (412) 359-2100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	LMB	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 10, 2021, Limbach Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Lake Street Capital Markets, LLC (the “Underwriter”) relating to an underwritten public offering (the “Offering”) of an aggregate of 1,783,500 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”). Subject to the terms and conditions contained in the Underwriting Agreement, the Underwriters have agreed to purchase and the Company has agreed to sell the Shares to the Underwriter at a price of $11.28 per Share. The price to the public in the Offering is $12.00 per Share. In addition, under the terms of the Underwriting Agreement, the Company granted the Underwriter a 30-day option to purchase up to an additional 267,525 shares of Common Stock to cover over-allotments, if any, on the same terms and conditions. The Offering is scheduled to close on or about February 12, 2021, subject to the satisfaction of customary closing conditions (the “Closing”). The net proceeds to the Company from the Offering after deducting the underwriting discounts and commissions and estimated offering expenses after the Closing are approximately $19.8 million, assuming the Underwriter’s option is not exercised. The Company expects to use the net proceeds of the Offering for working capital and general corporate purposes.

Lake Street Capital Markets, LLC acted as sole book-runner for the Offering.

The Offering was made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-232406) declared effective by the Securities and Exchange Commission on August 6, 2019, a Registration Statement on Form S-3 (File No. 333-252929) filed with the Securities and Exchange Commission on February 10, 2021 pursuant to Rule 462(b) that was effective on filing, and a related prospectus supplement and accompanying prospectus.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification and contribution obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Pursuant to the Underwriting Agreement, the Company, its executive officers and directors and certain of its stockholders have agreed to customary lockup periods pursuant to which they have agreed, subject to certain exceptions, not to offer, pledge, sell, or purchase any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock held or later acquired by them for a period of 90 days after February 10, 2021 without the prior written consent of the Underwriter.

A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cozen O’Connor relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 to this Current Report on Form 8-K, which along with a consent attached as Exhibit 23.1 (contained in Exhibit No. 5.1) to this Form 8-K, are incorporated by reference in their entirety into the applicable registration statements.

Item 7.01 Regulation FD Disclosure.

On February 9, 2021, the Company issued a press release announcing that it had commenced the Offering. On February 10, 2021, the Company issued a press release announcing that it had priced the Offering. Copies of such press releases are furnished as Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement, dated as of February 10, 2021, by and among Limbach Holdings, Inc. and Lake Street Capital Markets, LLC
5.1	Opinion of Cozen O’Connor
23.1	Consent of Cozen O’Connor (contained in Exhibit 5.1)
99.1	Press Release issued February 9, 2021 (furnished herewith)
99.2	Press Release issued February 10, 2021 (furnished herewith)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMBACH HOLDINGS, INC.

By:	/s/ Jayme L. Brooks
Name:	Jayme L. Brooks
Title:	Chief Financial Officer

Dated: February 10, 2021